Exhibit 99.1

CVRx Announces Appointment of Kevin Hykes as President and Chief Executive Officer

•	Appointment effective February 12 following Nadim Yared’s retirement
•	Hykes currently serves as Augmedics’ President and CEO, and has served on CVRx’s Board of Directors since 2022

MINNEAPOLIS, January 31, 2024 – CVRx, Inc. (NASDAQ: CVRX) (“CVRx”), a commercial-stage medical device company, announced today the appointment of Kevin Hykes as the Company’s new President and Chief Executive Officer, effective February 12. Hykes will continue to serve on the Company’s Board of Directors. Yared will retire from the Company and resign his Board seat concurrent with Hykes’ appointment and has agreed to consult with the Company to ensure a seamless transition.

Hykes is an accomplished medical device industry executive with 30 years’ experience commercializing novel therapies around the globe and has a deep understanding of CVRx, having served on the Company’s Board of Directors since December 2022. He has served as President and CEO for several early to mid-stage, high-growth companies, including in the neuromodulation and cardiovascular fields. Hykes currently serves as the President and CEO of Augmedics, a pioneer in augmented reality surgical navigation. Prior to joining Augmedics, he was President and CEO of Bardy Diagnostics, which was acquired by Hillrom in August 2021. Before Bardy Diagnostics, Hykes was President and CEO of Relievant Medsystems, an Operating Partner at Versant Ventures, Chairman and CEO of Metavention, Inc., CEO of Cameron Health (Boston Scientific), and Chief Commercial Officer of Visiogen (Abbott). Prior to joining Visiogen, he spent sixteen years at Medtronic in the CRM, Neurostimulation, and Cardiac Surgery businesses. Hykes is currently an Operating Advisor with Revival Healthcare Capital and an independent board member at Metavention, Inc. He received his MBA from Northwestern University and a BBA in Information Systems from the University of Wisconsin.

“We are thrilled that Kevin chose to be a candidate as part of our deliberate search and that he will become the next President and CEO to lead CVRx during this critical period of the company’s growth,” said Ali Behbahani, chair of the nominating and corporate governance committee. “His considerable experience and proven track record of success in driving the adoption of medical devices, in combination with his knowledge of CVRx, make him an excellent fit. We look forward to continuing to work with Kevin in his new capacity as we continue to expand commercial adoption of Barostim and positively impact the lives of patients suffering from heart failure.”

“Nadim's extraordinary leadership has positioned CVRx to attract a high-caliber CEO to lead the company in this next phase. We are grateful for his commitment to ensure a smooth transition and look forward to continuing to work with him during this period,” continued Behbahani.

“I am excited to be stepping into the role of CEO after over a year as an independent board member. I have spent the last 32 years commercializing disruptive medical devices like Barostim with the goal of bringing them to standard of care and making a difference in patient’s lives,” said Hykes. “The team has done a tremendous job demonstrating a strong clinical benefit and driving commercial adoption of Barostim, and has generated a significant amount of momentum up to this point. My goal is to leverage this momentum and to continue to build the organization to drive and support further commercial success.”

Inducement Grant Under Nasdaq Listing Rule 5635(c)(4)

Pursuant to Hykes’ employment agreement with the Company, on the date he commences employment, Hykes will receive a stock option to purchase 360,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock as reported on Nasdaq on February 12, 2024. The stock option will vest as to 25% of the shares on the first anniversary of the date of grant and in successive equal monthly installments over the subsequent three years, subject to continued employment with the Company and the terms and conditions in the stock option agreement. The stock option is granted as an inducement award pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

About CVRx, Inc.

CVRx is focused on the development and commercialization of the Barostim™ System, the first medical technology approved by FDA that uses neuromodulation to improve the symptoms of heart failure. Barostim is an implantable device that delivers electrical pulses to baroreceptors located in the wall of the carotid artery. Baroreceptors activate the body’s baroreflex, which in turn triggers an autonomic response to the heart. The therapy is designed to restore balance to the autonomic nervous system and thereby reduce the symptoms of heart failure. Barostim received the FDA Breakthrough Device designation and is FDA-approved for use in heart failure patients in the U.S. It has also received the CE Mark for heart failure and resistant hypertension in the European Economic Area. To learn more about Barostim, visit www.cvrx.com.

Media Contact:

Laura O’Neill

Finn Partners

402-499-8203

laura.oneill@finnpartners.com

Investor Contact:

Mark Klausner or Mike Vallie

ICR Westwicke

443.213.0501

ir@cvrx.com